Exhibit 99.1

Designated Filer:	Insight Holdings Group, LLC
Issuer & Ticker Symbol:	Alteryx, Inc. [AYX]
Date of Event Requiring Statement:	September 6, 2018

EXPLANATION OF RESPONSES

(1) Each share of Class B Common Stock of Alteryx, Inc. (the “Issuer”) is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”). On September 6, 2018, IVP VIII converted 620,528 shares of Class B Common Stock into 620,528 shares of Class A Common Stock, IVP Cayman VIII converted 160,513 shares of Class B Common Stock into 160,513 shares of Class B Common Stock, IVP Delaware VIII converted 196,813 shares of Class B Common Stock into 196,813 shares of Class A Common Stock and IVP VIII Co-Investors converted 22,146 shares of Class B Common Stock into 22,146 shares of Class A Common Stock.  The shares of Class A Common Stock and Class B Common Stock have no expiration date.

(2) Effective September 6, 2018, the Insight VIII Funds (as defined below) distributed an aggregate of 1,000,000 shares of Class A Common Stock of the Issuer to their partners on a pro rata basis in accordance with their respective ownership interests as determined in accordance with the applicable limited partnership agreements of such entities, with no consideration being paid in connection therewith.

(3) Held by Insight Venture Partners VIII, L.P (“IVP VIII”).

(4) Held by Insight Venture Partners (Cayman) VIII, L.P. (“IVP Cayman VIII”).

(5) Held by Insight Venture Partners (Delaware) VIII, L.P. (“IVP Delaware VIII”).

(6) Held by Insight Venture Partners VIII (Co-Investors), L.P. (“IVP VIII Co-Investors” and together with IVP VIII, IVP Cayman VIII and IVP Delaware VIII, the “Insight VIII Funds”).

(7)  Insight Holdings Group, LLC (“Holdings”) is the sole shareholder of Insight Venture Associates VIII, Ltd. (“IVA VIII Ltd”). IVA VIII Ltd is the general partner of Insight Venture Associates VIII, L.P. (“IVA VIII”), which is the general partner of IVP VIII., IVP Cayman VIII, IVP Delaware VIII, and IVP VIII Co-Investors.  Holdings is also the sole shareholder of Insight Venture Associates Coinvestment III, Ltd. (“IVAC Ltd”). IVAC Ltd is general partner of Insight Venture Associates Coinvestment III, L.P. (“IVAC”). IVAC is the general partner of Insight Venture Partners Coinvestment Fund III, L.P. (“IVP Coinvestment III”) and Insight Venture Partners Coinvestment Fund (Delaware) III, L.P. (“IVP Coinvestment Delaware III” and together with IVP Coinvestment III, the “Coinvest III Funds”).  The Coinvest III Funds together with the Insight VIII Funds are the Insight Funds.

The amount listed as owned by each Insight VIII Fund may be deemed to be attributable to each of the other Insight VIII Funds, IVA VIII, IVA VIII Ltd and Holdings because Holdings is the sole shareholder of IVA VIII Ltd, which in turn is the general partner of IVA VIII, which in turn is the general partner of each of the Insight VIII Funds.  The amount listed as owned by each Coinvest III Fund may be deemed attributable to the other Coinvest III Fund and Holdings because Holdings is the sole shareholder of IVAC Ltd, which in turn is the general partner of IVAC, which in turn is the general partner of each of the Coinvest III Funds.

Each of Jeffrey Horing, Deven Parekh, Peter Sobiloff, Michael Triplett and Jeffrey Lieberman is a member of the board of managers of Holdings and as such shares voting and dispositive power over the shares held by any of the Insight Funds.  The foregoing is not an admission by any of IVA VIII, IVA VIII Ltd or Holdings that it is the beneficial owner of the shares held by any of the Insight Funds.  Each of Messrs. Horing, Parekh, Sobiloff, Triplett and Lieberman disclaims beneficial ownership of the shares held by any of the Insight Funds except to the extent of his pecuniary interest therein.